EXHIBIT 99.4

January 27, 2004

Dear Fellow Associate,

With the announcement Friday of the merger of Regions and Union Planters, I wanted to be in touch with each of you.

This is an enormously exciting time for us. When the transaction is completed, the combined company will be the 12th -largest bank holding company in the United States – truly a new regional force in banking and financial services. We will enjoy the No. 1 market position in the mid-South region of Alabama, Arkansas, Georgia, Louisiana, Mississippi and Tennessee.

Our 5.1 million customers will be served by a 15-state network of some 1,400 banking branches, 1,700 ATMs and more than 140 brokerage offices.

But I want you to know that this is bigger than the numbers. We are fortunate to have found the perfect partner in Union Planters and its CEO Jack Moore. From our discussions with Union Planters, we have learned that we share so much – a common culture, a passion for excellent quality customer service and a focus on growth. Together, we will be able to offer our associates expanded opportunities and our customers an expanded range of options to meet their own growing needs. Together, we can demonstrate our dedication to all the communities we serve.

You have my pledge that we will do everything we can to make this transition as smooth as possible for our associates and for our customers. As in any transaction of this kind, there is the unfortunate possibility that some jobs may disappear. However, in this case we expect that the number of associates affected overall will be minimal because of our limited branch overlap and because we expect that the normal pace of attrition will effectively address many of the possible position reductions. And, as I mentioned earlier, we in fact expect the growth of the combined company to lead to expanded career opportunities for our associates.

Change requires us to demonstrate professionalism and dedication. The Leadership Team and I know that our fine organization will rise to the challenge and continue to put the needs of our customers first.

We are building the new Regions, and we appreciate your support, your professionalism and your enthusiasm. To help you learn more about Union Planters and their 134-year legacy, here is a copy of the press release announcing the merger. I encourage you to share this material, including this letter if you would like, with your friends and family.

We pledge to keep you informed as we chart the future of the new Regions. Thank you again for all that you do.

Sincerely,

Carl E. Jones, Jr.
Chairman, President & CEO

      To hear a recorded message from CEO Carl Jones to associates about this historic merger, call 1-888-424-6230 (no passcode).